EXHIBIT 11
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                      LCS INDUSTRIES, INC. AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE AND
                             COMMON EQUIVALENT SHARE
                     For the Three Months Ended December 31,
                                   (Unaudited)

                                                             Three Months
                                                     ---------------------------
                                                        1997             1996
                                                     ----------       ----------
Basic earnings per share:

Weighted average shares outstanding ..........        4,746,850        4,533,500
                                                     ==========       ==========


Net income ...................................       $2,587,777       $2,185,575

Basic earnings per share .....................       $      .55       $      .48
                                                     ==========       ==========


Diluted earnings per share:

Weighted average shares outstanding ..........        4,746,850        4,533,500

Weighted average - dilutive stock options ....          376,831          399,271

Shares issuable in connection with the
   acquisition of Catalog Resources, Inc. ....           89,733          160,475
                                                     ----------       ----------
                                                      5,213,414        5,093,246
                                                     ==========       ==========

Net income ...................................       $2,587,777       $2,185,575

Diluted earnings per share and common
   equivalent share ..........................       $      .50       $      .43
                                                     ==========       ==========

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